Ally Financial Reports Preliminary Second Quarter 2012 Financial Results

•	Strong performance in auto finance and direct banking franchises drives core pre-tax income of $533 million, excluding ResCap-related items
•	Second quarter 2012 net loss of $898 million and core pre-tax loss of $753 million, including impact of previously announced ResCap-related items
•	ResCap bankruptcy case continues to move forward
•	Exploring strategic alternatives for all international businesses

NEW YORK (Aug. 1, 2012) – Ally Financial Inc. (Ally) today reported a net loss of $898 million for the second quarter of 2012, compared to net income of $310 million in the prior quarter and net income of $113 million for the second quarter of 2011. The company reported a core pre-tax loss of $753 million for the second quarter of 2012, compared to core pre-tax income of $474 million in the prior quarter and $465 million in the comparable prior year period. Core pre-tax income/loss reflects income from continuing operations before taxes and original issue discount (OID) amortization expense primarily from bond exchanges.

Results for the quarter were adversely affected by a $1.2 billion charge resulting from Residential Capital, LLC, and certain of its subsidiaries (ResCap) filing for Chapter 11 bankruptcy protection on May 14 and a proposed settlement between ResCap and Ally, as previously announced. Also, as a result of the bankruptcy, ResCap was deconsolidated from Ally’s financial statements.

Excluding the ResCap-related charge and a ResCap pre-tax loss for the partial quarter prior to May 14, Ally earned $533 million of core pre-tax income for the quarter, driven by growth in the company’s core automotive services and U.S. direct banking platforms.

“The second quarter of 2012 marked a seminal moment for Ally. Strategic actions were announced in May that aim to permanently address the legacy mortgage risks and put Ally on an accelerated path to repay the remaining U.S. Treasury investment,” said Ally Chief Executive Officer Michael A. Carpenter. “The ResCap Chapter 11 case continues to move forward, and plans to pursue alternatives for Ally’s international operations are underway. Successful completion of these activities will enhance Ally’s capital position and further clarify our mission to be the leading value-added auto finance provider to U.S. dealers, supported by a growing direct bank with a distinctive, customer-friendly approach.”

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Carpenter continued, “The core business fundamentals remained strong during the quarter. Ally’s auto finance franchise continued to lead the industry, despite intense competition, and posted the second highest quarter of consumer originations since 2007. We continue to broaden and diversify this franchise, which is centered on powering thousands of dealers across the country as the top auto finance provider.

“The second quarter also marked the third anniversary of the Ally Bank brand, and this unique franchise exceeded $30 billion of retail deposits. Ally Bank continues to be a key part of our operations with about 60 percent of U.S. assets now being funded at the bank.”

Income/(Loss) from Continuing Operations by Segment

($ millions)

				Increase/(Decrease) vs.
	2Q 12	1Q 12	2Q 11	1Q 12	2Q 11
North American Automotive Finance	$631	$442	$559	$189	$72
International Automotive Finance	72	45	69	27	3
Insurance	43	124	72	(81)	(29)
Global Automotive Services	$746	$611	$700	$135	$46
Mortgage Operations (ex. ResCap)[1]	$110	$55	$(25)	$55	$135
Corporate and Other (ex. OID)[1,2]	$(323)	$(307)	$(99)	$(16)	$(224)
Core pre-tax income, excluding ResCap-related items[3]	$533	$359	$576	$174	$(43)
ResCap-related items	(1,285)	115	(111)	(1,400)	(1,174)
Core pre-tax(loss) income [4]	$(753)	$474	$465	$(1,226)	$(1,217)
OID amortization expense[5]	96	108	274	(11)	(177)
Income tax expense	15	64	83	(49)	(68)
(Loss) income from discontinued operations[6]	(34)	8	5	(42)	(39)
Net income (loss)	$(898)	$310	$113	$(1,208)	$(1,011)

1.Mortgage Operations and Corporate and Other are presented excluding ResCap-related items. These items are non-GAAP financial measures. For reconciliations, refer to slide 23 in the Ally Financial Inc. 2Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/. This presentation will also be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

2. Corporate and Other primarily consists of Ally’s centralized treasury and deposit gathering activities and the residual impacts of the company’s corporate funds transfer pricing and Treasury asset liability management activities. Corporate and Other also includes the Commercial Finance Group, certain equity investments and reclassifications, and eliminations between the reportable operating segments.

3. Core pre-tax income is a non-GAAP financial measure and is defined as income from continuing operations before taxes, OID amortization expense primarily from bond exchanges. The ResCap-related items of $1.3 billion include a pretax loss from ResCap and the charge resulting from ResCap filing for Chapter 11 bankruptcy protection on May 14.

4. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges.

5. OID amortization expense includes accelerated OID amortization of $20 million in the second quarter of 2011 from the extinguishment of debt.

6. The following businesses are classified as discontinued operations: the U.K. consumer property and casualty insurance business (sale completed 2Q11); retail automotive finance operations in Ecuador (sale completed 1Q11); automotive finance operations in Russia and Venezuela (sale completed 1Q12); the full-service leasing businesses in Austria, Germany, Greece, Portugal and Spain (sale announced 4Q11); ResMor Trust mortgage operations (Canada) (sale completed 2Q12); and U.K.-based operations that provide vehicle service contracts and insurance products in Europe and Latin America (sale announced 4Q11).

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Highlights

•	Ally strengthened its position as an industry-leading auto finance franchise, despite substantially increased competition.
o	North American Auto Finance posted $631 million pre-tax income, up 13 percent year-over-year.
o	Grew U.S. consumer financing originations to $10.5 billion for the quarter – the second highest quarter in five years.
o	Continued progress in diversification efforts have reduced reliance on subvented business; franchise is well-positioned with a dealer-centered model.
o	Continued strong growth in U.S. diversified and used originations, up 64 percent and 20 percent year-over-year respectively.
o	Expanded number of diversified U.S. dealer relationships 24 percent year-over-year.
o	Selected as a preferred consumer financing provider for Mitsubishi Motors North America and an additional wholesale financing provider for Forest River, a leading RV manufacturer.
o	Ally’s online used vehicle auction unit, SmartAuction, is expected to sell its 4 millionth vehicle this month.

•	Ally Bank continued to build its deposit base and maintained strong customer loyalty with a unique consumer value proposition.
o	Grew retail deposits to $30.4 billion, up 24 percent from the second quarter of 2011.
o	Grew to nearly 1.1 million customer accounts – up 27 percent year-over-year.
o	Launched mobile banking application in response to customer trends, immediately earning accolades and strong user satisfaction ratings.
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o	Recognized as a banking industry leader in reputation and trustworthiness by consumers and third-party researchers (Sources: American Banker/Reputation Institute; and Ponemon Institute).
o	Maintained strong CD balance retention rates of 90 percent during the second quarter.

•	Ally maintained a strong capital and liquidity profile, and interest from lenders and investors demonstrated continued market confidence.
o	Completed new global secured and unsecured funding transactions totaling nearly $10 billion during the quarter, including $1.5 billion of new unsecured debt in June.
o	Improved cost of funds approximately 40 basis points quarter-over-quarter.
o	Maintained robust capital ratios with preliminary Tier 1 capital ratio at 13.7 percent.
o	Time to Required Funding remains strong at more than two years.

•	Including dividends and interest, Ally will have paid approximately $5.7 billion to the U.S. Treasury as of Aug. 15, 2012, reflecting approximately one-third of the investment made in the company.

•	$7.4 billion of TLGP debt matures in the second half of 2012 and will normalize liquidity levels.

Liquidity and Capital

Ally grew its consolidated cash and cash equivalents to $16.1 billion as of June 30, 2012, compared to $13.1 billion at March 31, 2012. Included in the June 30 balance are: $3.4 billion at Ally Bank and $1.3 billion at the insurance business.

Ally's total equity was $18.4 billion at June 30, 2012, compared to $19.7 billion at the prior quarter’s end. The decrease in total equity was primarily due to the $1.2 billion charge resulting from ResCap’s Chapter 11 bankruptcy filing, which consisted primarily of the company’s total impairment of its $442 million equity interest in ResCap and a proposal to contribute $750 million in cash to the ResCap bankruptcy estate in conjunction with a ResCap plan of reorganization that would include a global settlement of all claims against Ally entities related to ResCap. The company's preliminary second quarter 2012 Tier 1 capital ratio was 13.7 percent, compared to 13.5 percent in the prior quarter. The increase was primarily due to a decrease in risk-weighted assets related to the deconsolidation of ResCap, which was partially offset by the ResCap-related charge.

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In June, Ally resubmitted the Comprehensive Capital Analysis and Review plan to the Federal Reserve. Ally has among the highest Tier 1 capital ratio in the industry and recently announced actions with respect to ResCap and the international operations that are designed to further strengthen the company’s capital and liquidity positions and risk profile going forward.

Funding

Ally completed new funding transactions globally totaling nearly $10 billion during the second quarter of 2012, which included $8.4 billion of new secured funding transactions and $1.5 billion of new unsecured debt.

The company’s Time to Required Funding remains strong at more than two years as of June 30. This is a liquidity measure expressed as the number of months that the company expects to be able to meet its ongoing liquidity needs as they arise without issuing unsecured debt. It assumes no changes in North American asset growth projections and that the auto asset-backed securities market remains open. Moreover, proactive liquidity management continues to effectively pre-fund more than two years of unsecured debt maturities.

Deposits

The company remains focused on growing deposits through its direct banking subsidiary Ally Bank. Total deposits increased in the second quarter to $48.0 billion, from $47.2 billion at March 31, 2012. Retail deposits at Ally Bank were $30.4 billion at June 30, 2012, compared to $29.3 billion at the end of the prior quarter. Brokered deposits at Ally Bank totaled approximately $9.9 billion at June 30, 2012, unchanged from the prior quarter’s end. Ally Bank’s deposit growth was supported by strong CD balance retention rates of 90 percent and a stable savings portfolio with low runoff. In addition, the IRA CD and IRA savings products introduced last summer have contributed to growth, with more than 22,000 new accounts opened since launch and an increase of 77 percent in balances in the first half of the year, totaling $703 million as of June 30, 2012. At the end of the quarter, Ally Bank had nearly 1.1 million customer accounts, growing 27 percent since last year, as Ally Bank’s consumer-centric value proposition continues to attract customers.

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Ally Bank

For purposes of quarterly financial reporting, Ally Bank's operating results are included within North American Automotive Finance, Mortgage Operations and Corporate and Other, based on its underlying business activities. During the second quarter of 2012, Ally Bank reported pre-tax income of $420 million, compared to $259 million in the corresponding prior year period. Performance in the quarter was largely driven by continued growth in automotive assets, particularly leases. Also contributing to results was an increase in mortgage production volume from government-sponsored refinancing programs. Total assets at Ally Bank were $87.3 billion at June 30, 2012, compared to $88.6 billion at March 31, 2012. The decrease in assets was due in part to lower mortgage loans held-for-sale resulting from the decision in the fourth quarter of last year to reduce the correspondent mortgage business, and a $2 billion sale of retail auto receivables that occurred in June. The decrease was partially offset by strong retail automotive finance and lease originations. Approximately sixty percent of the company’s U.S. assets were funded at Ally Bank as of June 30, 2012.

Global Automotive Services

Global Automotive Services is comprised of Ally's auto-centric businesses: North American Automotive Finance, International Automotive Finance and Insurance. The group reported second quarter 2012 pre-tax income from continuing operations of $746 million, compared to $700 million in the comparable prior year period.

North American Automotive Finance

North American Automotive Finance, which includes results for the U.S. and Canada, reported pre-tax income of $631 million for the second quarter of 2012, compared to $559 million in the corresponding prior year period. This increase was primarily driven by strong financing revenue due to solid retail asset growth and a lower loan loss provision largely resulting from improved credit performance. Pre-tax income also benefitted from lower noninterest expense.

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North American consumer financing originations in the second quarter of 2012 were $11.7 billion, compared to $10.3 billion in the corresponding prior year period. Consumer financing origination levels in the second quarter of 2012 were driven primarily by higher industry sales and growth in the used and diversified channels. In the U.S., second quarter 2012 consumer financing originations were $10.5 billion, compared to $9.5 billion in the second quarter of 2011, and were comprised of $5.9 billion of new retail, $2.6 billion of used and $2.1 billion of leases. U.S. used volume grew 20 percent compared to the corresponding prior year period, and U.S. diversified new originations increased 64 percent year-over-year. Combined, used and diversified new originations now account for 30 percent of total U.S consumer originations.

Earning assets for North American Automotive Finance, which are on-balance sheet assets comprised primarily of consumer receivables, the consumer held-for-sale portfolio, leases and commercial receivables, totaled $104.1 billion, up 15 percent compared to the end of the second quarter of 2011. Consumer earning assets totaled $70.0 billion, up 21 percent year-over-year, as strong originations continued to outpace asset run-off. Commercial earning assets grew to $34.1 billion at June 30, 2012, compared to $33.0 billion at the end of the comparable prior year period. The year-over-year increase was largely driven by higher dealer inventories to support growing auto industry sales.

International Automotive Finance

International Automotive Finance reported pre-tax income from continuing operations of $72 million in the second quarter of 2012, compared to $69 million in the same period last year. Growth in the business driven by increased asset levels was masked by the negative impact of declining foreign exchange rates. International consumer originations from continuing operations were $2.3 billion during the second quarter of 2012, essentially flat year-over-year. Stronger originations in Latin America and Europe were largely offset by declining foreign exchange rates, while originations in China declined due to a softening economy.

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Insurance

Insurance, which focuses on dealer-centric products such as extended service contracts and dealer inventory insurance, reported pre-tax income from continuing operations of $43 million in the second quarter of 2012, compared to $72 million in the corresponding prior year period. Underwriting income declined due to higher U.S. weather-related losses. Investment gains were $30 million in the second quarter of 2012, compared to $52 million in the comparable prior year period as investment income moderated. The Dealer Products and Services group continued to see improvement in penetration with written premiums at $283 million for the second quarter of 2012, the highest level since 2008. Additionally, the group increased the number of dealers committed to its full suite of training, technology, support and consultative services.

Mortgage Operations

On May 14, as a result of ResCap’s Chapter 11 bankruptcy filing, the entity was deconsolidated from Ally's financial statements and Ally's equity interest in ResCap was written-down to zero. Consequently, Ally's remaining Mortgage Operations have been combined into one reporting segment and do not include ResCap.

During the second quarter 2012, Mortgage Operations, excluding ResCap, reported pre-tax income of $110 million, compared to a pre-tax loss of $25 million during the second quarter of 2011.1 Performance in the quarter was driven by an increase in production volume from government sponsored refinancing programs and the related gain on sale.

Total mortgage loan production, excluding ResCap, in the second quarter of 2012 was $5.9 billion, consisting primarily of prime conforming loans, compared to $8.5 billion in the first quarter of 2012 and $12.3 billion in the second quarter of 2011. The decline in loan production was largely driven by the company’s reduced presence in the correspondent lending channel. Refinancing activity accounted for 82 percent of overall loan production during the quarter.

1 For details with respect to how ResCap impacted Mortgage Operations for the periods shown, refer to slide 23 in the Ally Financial Inc. 2Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/. This presentation will also be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

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Ally Bank announced in July that it would exit the warehouse lending business over the coming months as it has become a less strategic part of the business. The wind-down is expected to be completed by year end.

During the quarter, ResMor, Ally’s Canada-based trust company, also completed the sale of its residential mortgage operations and certain related assets to MCAP, one of Canada’s leading mortgage finance companies. The agreement closed on June 1, 2012, following regulatory approval.

Corporate and Other

Corporate and Other primarily consists of Ally’s centralized treasury and deposit gathering activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with new debt issuances and bond exchanges. Corporate and Other also includes the Commercial Finance business, certain equity investments and reclassifications, and eliminations between the reportable operating segments.

Corporate and Other reported a core pre-tax loss (excluding OID amortization expense and the ResCap-related items) of $323 million, compared to a core pre-tax loss of $99 million in the comparable prior year period.2 The results were primarily affected by two non-recurring items in the second quarter of 2011: an early settlement in 2011 of a loss holdback provision under certain historical auto whole-loan forward flow agreements, and the release of credit reserves related to certain customer accounts and other favorable non-recurring items within the Commercial Finance business.

OID amortization expense (including accelerated amounts) totaled $96 million in the second quarter of 2012, compared to $274 million reported in the corresponding prior year period.

Strategic Actions

On May 14, Ally announced key strategic actions aimed at strengthening the company's longer term financial profile and accelerating repayment of the U.S. Treasury's investment. Ally made the decision to no longer financially support ResCap, and ResCap made the decision to file for Chapter 11. Additionally, Ally decided to launch a process to explore strategic alternatives for its international businesses, which includes auto finance, insurance, and banking and deposit operations outside of the U.S.

2 Core pre-tax loss is a non-GAAP financial measure. Refer to slides 21 and 23 in the Ally Financial Inc. 2Q Earnings Review presentation for reconciliation to GAAP amounts. This is available at www.ally.com/about/investor/events-presentations/. This presentation will also be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

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ResCap Chapter 11 Filing

The ResCap bankruptcy process continues to move forward. ResCap has been successful in obtaining approval by the bankruptcy court for its key initial requests. Important developments that have occurred in ResCap’s bankruptcy case that impact Ally thus far include:

•	ResCap sought, and the bankruptcy court approved, the replacement of Ally with Berkshire Hathaway as the stalking horse bidder for ResCap’s legacy loan portfolio. Ally agreed to serve as the proposed stalking horse bidder under the Ally/ResCap Chapter 11 Plan Sponsor and Settlement Agreement, and ResCap has stated that Ally fulfilled its obligations under this agreement regardless of Berkshire’s subsequent higher offer;
•	The court’s approval, on a final basis, of the shared services agreement between Ally and ResCap, allowing operations to continue in the normal course and in an orderly fashion;
•	The court’s approval, on a final basis, of ResCap’s proposed debtor in possession financing facility provided by Ally; and
•	The court entered an order providing for a temporary injunction of 24 lawsuits pending against Ally and its affiliates, which are related to ResCap, until Oct. 31, 2012.

International Businesses

Ally continues to pursue strategic alternatives for all of its international businesses, which represent $31 billion in total assets and a legal entity book value of $7.6 billion. These businesses represent strong franchises in each of the respective countries, and Ally's mission in exploring alternatives for these businesses is to maximize shareholder value in a timely manner, while also protecting the interests of the dealers and automakers that the company serves.

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Additional Financial Information

For additional financial information, the second quarter 2012 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/index.html.

About Ally Financial Inc.

Ally Financial Inc. is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services. Ally Bank, the company's direct banking subsidiary, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and online checking. Ally's Commercial Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $179 billion in assets as of June 30, 2012, Ally operates as a bank holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors (“GM”), and Ally and Chrysler Group LLC (“Chrysler”); the profitability and financial condition of GM and Chrysler; bankruptcy court approval of the plan and settlement related to the bankruptcy filings by Residential Capital, LLC and certain of its subsidiaries; our ability to realize the anticipated benefits associated with being a bank holding company, and the increased regulation and restrictions that we are now subject to; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

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Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com

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